Exhibit 7.(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Statements” and “Experts” in the Prospectus and to the use of our reports dated April 28, 2010 with respect to the financial statements of Farm Bureau Life Variable Account and April 22, 2010 with respect to the financial statements and schedules of Farm Bureau Life Insurance Company, in Post-Effective Amendment No. 30 to the Registration Statement (Form S-6 No. 33-12789) under the Securities Act of 1933 and related Prospectus of Farm Bureau Life Variable Account (Flexible Premium Variable Life Insurance Policy) dated May 1, 2010.
/s/ Ernst & Young LLP
Des Moines, Iowa
April 28, 2010